EXHIBIT 2.2

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (this “Agreement”) is made as of January 19, 2006, by and between Gabriel Technologies Corporation., a Delaware corporation (the “Buyer”), and Resilent LLC, a Nebraska limited liability company (the “Company”).

Whereas, Buyer desires to acquire, the majority of the issued and outstanding units (the “Units”) of membership interests of the Company for the consideration and on the terms set forth in this Agreement.

Now, therefore, the parties, intending to be legally bound, agree as follows:

SECTION 1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Affiliate”—shall have the meaning set forth in Rule 12b-2 of the Rules and Regulations under the Exchange Act.

“Applicable Contract”—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Balance Sheet”—as defined in Section 3.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Business Day”—any day other than a Saturday, a Sunday or a day on which commercial banks in Omaha, Nebraska are required or authorized to be closed.

“Buyer”—as defined in the preamble of this Agreement.

“Buyer’s Shares”—as used herein shall mean shares of the common stock of Gabriel Technologies Corporation which have not been registered under the Securities Act.

“Closing”—as defined in Section 2.3.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Company”—as defined in the preamble of this Agreement.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a) the issuance of the Units to Buyer;
(b) the issuance of a Promissory Note for the payment of $2,000,000 to the Company as set forth herein;
(c) the issuance of 3,000,000 restricted shares of Buyer’s common stock to the Company, subject to performance conditions set forth herein;
(d) the execution, delivery, and performance of the Employment Agreement;
(e) the execution and delivery of Buyer’s Voting Proxy as set forth herein;
(f) the performance by Buyer and Company of their respective covenants and obligations under this Agreement; and
(g) Buyer’s acquisition and ownership of the Units.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Employment Agreement”—as defined in Section 2.4(a) (ii).

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act”—the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant thereto.

“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign, or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
(d) multi-national organization or body; or
(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property Assets”—as defined in Section 3.22.

“Interim Balance Sheet”—as defined in Section 3.4.

“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after reasonable investigation. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“material”— shall have the meaning set forth in Rule 12b-2 of the Rules and Regulations under the Exchange Act.

“material adverse effect” or “material adverse change”— any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the specified Person and its Subsidiaries, taken as a whole, or on the ability of any party to consummate timely the transactions contemplated hereby.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b) Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan”—as defined in Section 3.13.

“Plan of Exchange”—as defined in Section 2.2.

“Purchase Price”—shall mean Two Million Dollars ($2,000,000.00) in cash payments pursuant to a Promissory Note made by Buyer; and Three Million (3,000,000) shares of Buyer’s common stock, of which 1,5000,000 shall be subject to meeting financial performance goals for the Company as described herein.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person”—with respect to a particular individual:

(a) Each other member of such individual’s Family;
(b) Any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
(c) Any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d) Any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(a) Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(b) Any Person that holds a Material Interest in such specified Person;
(c) Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
(d) Any Person in which such specified Person holds a Material Interest;
(e) Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
(f) Any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act”—the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to thereto.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

SECTION 2.  ISSUANCE OF BUYER’S STOCK AND PROMISSORY NOTE; ISSUANCE OF UNITS; CLOSING

2.1  ISSUANCE

(a) Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall issue and deliver to the Company:

(i) Certificates representing Three Million (3,000,000) authorized and newly issued Buyer’s Shares as set forth in herein;

(ii) a Promissory Note for the payment of Two Million Dollars ($2,000,000) to Company on the schedule set forth in therein;

(b) Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and deliver to Buyer a certificate representing 11,868 authorized and newly issued Units (“Purchased Units”), as further described herein.

2.2  PLAN OF EXCHANGE

The parties hereby adopt as of the date of this Agreement a plan of exchange, a copy of which is attached hereto as Exhibit “2.2” (the “Plan of Exchange”).

2.3  CLOSING

The issuance and exchange (the “Closing”) provided for in this Agreement will take place at the offices of Company at 15858 West Dodge Road, Omaha, Nebraska 68118, at 9:00 a.m. (local time) January19, 2006 or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4  CLOSING OBLIGATIONS

At the Closing:

(a) The Company will deliver to Buyer:

(i) A copy of a consent in lieu of a special meeting of the majority member(s) of the Company approving this Agreement and the transactions contemplated hereunder, approved by a majority of the percentage interests of the members and the manager;

(ii) An employment agreement executed by the Company’s Manager in such form as may be mutually satisfactory to the respective parties thereto (collectively, “Employment Agreement”).

(b) Buyer will deliver to the Company:

(i) A duly executed Voting Proxy enabling Mr. Steven Campisi to vote the Purchased Units as described in such Voting Proxy;

(ii) A copy of a Consent in Lieu of a Special Meeting of the Buyer’s Board of Directors approving this Agreement and the transactions contemplated hereunder, certified by the Buyer’s President; and

(iii) The Employment Agreement, executed by Buyer.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Buyer as follows:

3.1  ORGANIZATION; GOOD STANDING; SUBSIDIARIES

(a) The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nebraska, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

(b) The Company has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

(c) The Company has no Subsidiaries.

3.2  AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms. Upon the execution and delivery by the Company of the Employment Agreements signed by each respective employee described in Part 2.4 (a) (ii), the Plan of Exchange and the certified Resolution (collectively, the “Company’s Closing Documents”), the Company’s Closing Documents will constitute the legal, valid, and binding obligations of Company, enforceable against Company in accordance with their respective terms. Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Company’s Closing Documents and to perform their obligations under this Agreement and the Company’s Closing Documents.

(b) To the knowledge of the Company, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(c) To the knowledge of the Company, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3  CAPITALIZATION

The issued equity securities of the Company consist of 11,867 Units of Membership Interests, comprised of (a) 8,788 Class “A” Units, (b) 746 Class “B” Units and (c) 2,333 Class “C” Units. To the Company’s Knowledge, the Members are the record and beneficial owners and holders of the Units as set forth at Schedule “A” hereto. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed to Buyer in the case of the holder of Class “C” Membership Interest Units and that certain Memorandum of Understanding, dated May 23, 2005 between Richard Quaknine and the Company, there are no Contracts, warrants, options, rights, subscriptions or similar agreements relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. To the knowledge of the Company, None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than Company) or any direct or indirect equity or ownership interest in any other business.

3.4  FINANCIAL STATEMENTS

Company has delivered to Buyer: (a)  balance sheets of the Company as at December 31 2004 (“Balance Sheet”), and (b) an unaudited balance sheet of the Company as at December 31, 2005 (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in members’ equity, and cash flow for the twelve (12) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in members’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet).

3.5  BOOKS AND RECORDS

To the knowledge of the Company, the books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and action taken by, the members, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such members, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6  INVENTORY

(a) To the knowledge of the Company, all inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at cost. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.7  NO UNDISCLOSED LIABILITIES

To the knowledge of the Company, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.8  TAXES

(a) The Company has filed or caused to be filed (on a timely basis since December 31, 2004) all Tax Returns that are or were required to be filed by the Company pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Company, except such Taxes, if any, that are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet and the Interim Balance Sheet.

(b) To the knowledge of the Company, the United States federal and state income Tax Returns of the Company subject to such Taxes have not been audited by the IRS or relevant state tax authorities. To the knowledge of the Company, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to the Company’s liability for Taxes. To the knowledge of the Company, there exists no proposed tax assessment against the Company. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) To the knowledge of the Company, all Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is not, or within the five-year period preceding the Closing Date has been, an “S” corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Units to Buyer), neither the Company nor any target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Units to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer.

3.9  NO MATERIAL ADVERSE CHANGE

To the knowledge of the Company, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.10 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) To the knowledge of the Company:

(i) the Company is, and at all times since December 31, 2004 has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996, as amended, and any other material Legal Requirement regarding the privacy of medical records or health-related information;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any material Legal Requirement, or (B) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) The Company has not received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.11  LEGAL PROCEEDINGS; ORDERS

(a) To the knowledge of the Company, there is no pending Proceeding:

(i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)  That challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) To the Knowledge of Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c) To the knowledge of the Company:

(i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii) no Member is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

3.12  ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth above, to the knowledge of the Company, since the date of the Balance Sheet, the Company has conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued securities; grant of any Units option or right to purchase Units of membership interest of the Company; issuance of any security convertible into such Units; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any Units of any such membership interests; or declaration or payment of any dividend or other distribution or payment in respect of Units of membership interests;

(b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(c) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(d) entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;

(e) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;

(f) material change in the accounting methods used by the Company; or

(g) agreement, whether oral or written, by the Company to do any of the foregoing.

3.13  CONTRACTS; NO DEFAULTS

(a) Company has made available to Buyer:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Company;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Company of an amount or value in excess of $5,000;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Company in excess of $5,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix) each power of attorney that is currently effective and outstanding;

(x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xi) each Applicable Contract for capital expenditures in excess of $5,000;

(xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) To the knowledge of the Company, each Contract identified or required to be made available to Buyer in Part 3.13(a) above is in full force and effect and is valid and enforceable in accordance with its terms.

(c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Company and the Company, no such Person has made written demand for such renegotiation.

3.14  INSURANCE

(a) Company has delivered to Buyer:

(i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(c) The Company has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(d) The Company has given notice to the insurer of all claims that may be insured thereby.

3.15  EMPLOYEES

To the knowledge of the Company, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director.

3.16  INTELLECTUAL PROPERTY

(a) For purposes of this Agreement "Intellectual Property" means (i) patents and all registrations and applications therefore, (ii) trademarks, service marks, trade names and all registrations and applications therefore, (iii) copyright works of authorship and all registrations and applications therefore, (iv) trade secrets, proprietary information and databases.  Exhibit B sets forth a list of the material items described in subsections (i) through (iv) which the Company owns, in which the Company owns a license and/or that are used in connection with the foregoing to conduct the business of the Company as presently conducted and as presently proposed to be conducted.

(b) To the best of its knowledge, the Company owns and possesses sufficient legal rights to the Intellectual Property to conduct its business as presently conducted and as presently proposed to be conducted without any infringement of the rights of others. Except as expressly indicated in Exhibit B, the Intellectual Property is free and clear of liens, claims or encumbrances, and is not subject to any license, option or agreement of any kind.

(c) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis therefor.

(d) The Company is not aware that any of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as proposed to be conducted. All employees of the Company shall have entered into a Confidentiality, Intellectual Property and Nondisclosure Agreement (the Confidentiality Agreement”) in the form attached to this Agreement as Exhibit C.

3.17  CERTAIN PAYMENTS

To the knowledge of the Company, since its organization, neither the Company nor any director, officer, agent, or employee of the Company, or to Company’s Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.18  DISCLOSURE

No representation or warranty of Company in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Company as follows:

4.1  ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2  AUTHORITY; NO CONFLICT

(a) This Agreement and the Employment Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Employment Agreements and to perform its obligations under this Agreement and the Employment Agreements.

(b) To Buyer’s knowledge, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) To Buyer’s knowledge, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3  CAPITALIZATION

The authorized securities of the Buyer consist of 60,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The Buyer currently has outstanding 25,516,971  shares of common stock and no shares of its preferred stock. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

4.4  INVESTMENT INTENT

Buyer is acquiring the Units for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.5  CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.6  BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Company harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.7  REPORTING REQUIREMENTS OF THE BUYER

The Buyer is subject to the reporting and filing requirements of the Exchange Act including (1) the periodic reporting requirements and (2) the Proxy Rules set forth thereunder. The Buyer and its officers, directors, and beneficial owners are subject to the provisions of Section 16 of the Exchange Act relating to short-swing profit recapture, reports of beneficial ownership and short sale prohibitions and the Buyer and its officers, directors, and beneficial owners have timely complied in all respects with the filing requirements of the Exchange Act.

4.8  SEC DOCUMENTS

Buyer has furnished or made available to the Company and each of the Members a true and complete copy of each report, schedule, registration statement and proxy statement filed by Buyer with the SEC since its recapitalization and reverse merger with Princeton Video Image Inc. in July, 2004 (as such documents have since the time of their filing been amended, the “SEC Documents”), a list of which is available on the SEC web site. Buyer has timely filed with the SEC all documents required to have been filed pursuant to the Securities Act and the Exchange Act. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9  QUOTATION ON THE OTC BULLETIN BOARD

The Buyer’s Common Stock is quoted on the OTC Bulletin Board under the symbol “GWLK.” The Buyer will take all necessary action to maintain its eligibility for such quotation on the OTC Bulletin Board. The Buyer will use its Best Efforts to cause not less than three (3) firms to make a market for the Buyer’s Common Stock.

4.10  APPROVAL OF THE EXCHANGE BY THE BUYER’S STOCKHOLDERS

The transactions contemplated by this Agreement do not require the approval of the Buyer’s stockholders and the Buyer is not required to file a Schedule 14A or 14C with the SEC as a result of the transactions contemplated herein.

SECTION 5.  GENERAL PROVISIONS

5.1  EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

5.2  PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than Company’s advisors. Company and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

5.3  NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (i.e. facsimile machine) (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
If to the Company,
Resilent LLC
Attention: Steve Campisi
15858 West Dodge Road
Omaha, NE 68118
Facsimile No.: (402) 861-9455

With a copy to:
Resilent LLC
Attention: Mike Weaver
15858 West Dodge Road
Omaha, NE 68118
Facsimile No.: (402) 861-9455

If to Buyer,
Gabriel Technologies Corporation
Attention: Keith Feilmeier
4538 South 140th Street
Omaha, NE68137
Facsimile No.: (402) 614-0258

With a copy to:
John M. Heida, P.C.
Attention: John Heida
804 Shag Bark Ct.
Bellevue, NE 68005
Facsimile No.: (402) 292-2742

5.4  JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nebraska, County of Douglas, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nebraska, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

5.5  FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

5.6  WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.7  ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Term Sheet between Buyer and Company dated December 8, 2005) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

5.8  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

5.9  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.10  SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

5.11  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.12  GOVERNING LAW

This Agreement will be governed by the laws of the State of Nebraska without regard to conflicts of laws principles.

5.13  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

In witness whereof, the parties have executed and delivered this Agreement as of the date first written above.

GABRIEL TECHNOLOGIES CORPORATION /s/ Keith Feilmeier Keith Feilmeier President and CEO	RESILENT LLC /s/ Steven E. Campisi Steven E. Campisi Manager